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                                                                  Exhibit (p)(2)
                          NVEST FUNDS MANAGEMENT, L.P.
                          NVEST FUNDS DISTRIBUTOR, L.P.
                                 CODE OF ETHICS

                              REVISED, AUGUST 1999

I.    INTRODUCTION

Nvest Funds Management, L.P. ("NFM"), as a registered investment adviser, and Nvest Funds Distributor, L.P. ("NFD"), as the principal underwriter for registered investment companies, (each a "Firm" and, collectively, the "Firms") must conduct operations in compliance with the Investment Company Act of 1940 (the "Act"), the Investment Advisers Act of 1940 (in the case of NFM), the Securities Exchange Act of 1934 (in the case of NFD), and other federal and state securities laws (collectively, the "Securities Laws").

In addition, the Firms recognize that their reputation for fairness and integrity is vital to their success. Accordingly, the Code of Ethics ("this Code") requires the Firms' general partner, the officers and directors of the general partner, and all the Firms' officers and employees (collectively, "Members of the Firms") to adhere to certain rules in order to avoid the appearance of impropriety. Members of the Firms are expected to uphold the highest standards of care and fair dealing in any matters involving the clients of the Firms or their affiliates.

It is important to note that NFM and NFD are not in the business of providing investment advice or engaging in the investment decision-making process for any client or registered investment company, in particular, for any registered investment company for which NFM is the adviser or NFD acts as distributor, principal underwriter or administrator ("the Funds"). The Firms engage in monitoring the management activity of investment advisers who subadvise certain portfolios.

Most officers, directors and other Members of the Firms are regarded as Advisory Persons, as defined below, and along with virtually all other Members of the Firms have no involvement in or access to information regarding investment decisions. A limited number of Members of the Firms are regarded as Access Persons, as defined below, because they have occasional or regular opportunity for access to information regarding portfolio transactions. Throughout the organization, Members of the Firms do not make or influence decisions regarding investment transactions in the Funds. As a result, Part VI, Sections 2 through 5 of this Code, relating to personal securities transactions, only apply to Members of the Firms who are Access Persons and Part VI, Sections 1 and 6, apply to both Access Persons and Advisory Persons. Periodically, the Firms' Legal Department (the "Legal Department") and/or Compliance Department (the "Compliance Department") may determine that other Members of the Firms are subject to Part VI, Sections 2 through 5 of this Code, and/or Part VI, Sections 1and 6.

The Compliance Department will maintain a list of Access Persons, Advisory Persons and of others subject to reporting requirements under the Firms' Statement of Policies and Procedures With Respect to the Flow and Use of Material Nonpublic (Inside) Information ("The Statement of Policy on Inside Information"). Anyone who does not receive quarterly report forms from the Firm but has reason to believe that he or she is an Access Person or an Advisory Person shall notify the Firms' Director of Compliance (the "Director of Compliance").

II.   DEFINITIONS

(A) "Access person" is (i) any director, officer or employee of the Firms or of any company in a control relationship to the Firms who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Firms who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security.

      A person who normally only assists in the preparation of public reports, or receives public reports but receives no information about current recommendations or trading, is not an "Access Person." Under the definition of "Access Person" the phrase "makes . . . the purchase or sales" includes someone who places orders or otherwise arranges transactions.

      The Firms' determination is that management staff who are Members of the Firms' Fund Administration, Legal, Compliance and Product Development Departments or members of the NFM Investment Committee are those who have occasional or regular opportunity for access to information regarding portfolio transactions. Other Members of the Firms, who are not otherwise subject to this Code, may become subject to this Code if they obtain current information concerning which securities are being purchased or sold by the Funds or a subadviser to the Funds. Any Members of the Firms who obtain such information must immediately notify the ' General Counsel or Director of Compliance and abide by the provisions of the Statement of Policy on Inside Information.

      An Access Person of the Firms does not include an employee of a company in a control relationship to the Firms where such company is required to have a code of ethics containing provisions reasonably necessary to prevent the Access Persons from engaging in any act, practice or course of business prohibited by Rule 17j-1(a) and such employee is required to report his transactions to such company.

(B) "Advisory person" with respect to NFM means any director or officer of NFM (including directors and officers of the Firms' corporate general partner) or Managing Director of NFD (including directors and officers of the Firms' corporate general partner) who, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of a security by the Funds, or whose functions do not relate to the making of any recommendations with respect to such purchases or sales.

(C) A security is "being considered for purchase or sale" when a decision or recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the decision or recommendation, when such person seriously considers making such a decision or recommendation.

(D) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder from time to time in effect, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

(E) "Control" shall have the same meaning as set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" means, among other things, the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(F) "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies for which neither the firm or any company affiliated with the firm acts as adviser or distributor, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit and commercial paper.

(G) "Security held or to be acquired" by a Fund means any security which, within the most recent fifteen days, (i) is or has been held by a Fund, or
      (ii) is being or has been considered by a Fund or any investment adviser of a Fund for purchase by a Fund.

(H) "Fund" means any registered investment company for which NFM serves as investment adviser or for which NFD or New England Securities Corporation serves as principal underwriter.

III.  OUTSIDE AFFILIATIONS

No Members of the Firms shall become an officer, trustee or director of any company (except an investment company managed by an affiliate of the Firm) without the written approval of the Firms' General Counsel (the "General Counsel").

No Members of the Firms shall accept an appointment as an executor, administrator, trustee, guardian or conservator (other than in family situations) without the written approval of the General Counsel.

IV.   GIFTS TO OR FROM BROKERS OR CLIENTS

No Members of the Firms shall accept or receive on his or her own behalf or on behalf of a Firm any gift or other accommodations from a business contact or broker, securities salesman or client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of his or her responsibilities to the Funds, or place the recipient in a difficult or embarrassing position. This prohibition applies equally to gifts to a Member's close relatives or to those who share the same household as a Member.

No Members of the Firms shall give on his or her own behalf or on behalf of the Firms any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the donee.

V.    USE OF INSIDE INFORMATION

Members of the Firms shall adhere to the Firms' Statement of Policy on Inside Information, which should be read in conjunction with this Code.

VI.   PERSONAL SECURITIES TRANSACTIONS

1.    FUND OPPORTUNITIES

The Firms put the Funds' interests first. If an Access and/or Advisory Person learns of an investment opportunity of limited availability that would be suitable for the Funds, the Access and/or Advisory Person may not invest in that opportunity for his or her own account without the express prior approval of the General Counsel or, in his absence, the Director of Compliance.

The foregoing principle applies in all situations. In addition, in furtherance of this principle, Access Persons will adhere to the following restrictions on their personal investing activity.

2.    INITIAL PUBLIC OFFERINGS

No Access Person may acquire securities in an initial public offering.

3.    PRIVATE PLACEMENTS

No Access Person may acquire securities in a private placement without the written prior approval of the General Counsel or, in his absence, the Director of Compliance.

Any Access Person who now or hereafter owns a privately-placed security and who becomes involved in an investment decision involving the issuer of the security shall disclose his or her ownership of the private placement to the General Counsel or, in his absence, the Director of Compliance, as soon as practicable after becoming involved in the decision-making process.

Any Access Person who owns a private placement of an issuer must refrain from deliberations regarding client purchases or sales of securities issued by the same issuer.

4.    BLACKOUT PERIODS

Except as set forth below, no Access Person may purchase or sell a security (or an option on that security or a security convertible to that security) on any day during which he or she knows (before trading) that a buy or sell order in the same security (or an option on that security or a security convertible to that security) is pending for a Fund.

Except as set forth below, no Access Person may purchase or sell securities, which he or she knows before trading, were purchased or sold by a Fund within seven calendar days before and after the Fund buys or sells the security.

The prohibitions of this section do not apply to transactions in the following securities:

  [ ] Securities issued or guaranteed by any government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

  [ ] Common or preferred stocks of a class that is publicly-traded, issued by companies with a market capitalization in excess of 10 billion U.S. dollars (or the equivalent in foreign currency).

  [ ] Commodity futures contracts, including futures contracts on interest rate instruments or securities indices, options on such contracts and options on securities indices.

The provisions of this section do not apply to the following transactions:

  [ ] Transactions that occur by operation of law or in any account over which neither the firm or any advisory representative has any direct or indirect influence or control or under any other circumstance in which the Access Person does not exercise any discretion to buy or sell.

  [ ] Purchases of securities pursuant to an automatic dividend reinvestment plan.

  [ ] Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of securities held by the Access Person and received by the Access Person from the issuer.

5.    PRE-TRADE CLEARANCE

Given the nature of NFM's current advisory operations, which are restricted to post-trade oversight of other investment advisers, and NFD's role as distributor, principal underwriter or administrator of the Funds, the Firms have determined that preclearance of transactions is not practicable. Nonetheless, the Firms reserve the right to require any Access Person to preclear transactions at any time and, if requested by a Firm, an Access Person will obtain the approval of such Firm before buying or selling any security, for such period (which may be indefinite) as such Firm shall determine.

6.    DISCLOSURE REQUIREMENTS AND REPORTS

Broker Statements
All Access and/or Advisory Persons may direct their brokers to supply such Firm with duplicate confirmation statements and periodic account statements. It is the recommendation of the Firm that each Access or Advisory Person is to direct his or her broker(s) to send duplicate confirmation and account statements to the Firm routinely.

Quarterly Reports
Within ten days following the end of each quarter, each Access or Advisory Person must file a signed securities transaction form with the Firms' Legal Department. On that form each Access and/or Advisory Person must report the security transactions carried out during the quarter for all accounts in which he or she has a beneficial interest, except accounts where the Access and/or Advisory Person has no direct or indirect influence or control over investments, or accounts for which transactions have been reported by means of duplicate confirmations and account statements. All transactions in securities must be included in the quarterly reports other than transactions in securities excepted from the definition of "security" under this Code and in securities purchased as part of an automatic dividend reinvestment plan.

Every report shall contain the following information for each transaction:

         a) a description of the security or other interest acquired;

         b) the date of the transaction, the number of shares, and the principal amount of each security involved;

         c) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         d) the price at which the transaction was effected; and

         e) the name of the broker, dealer or bank with or through which the transaction was effected.

This form must be filed whether or not any security transactions have been carried out. In instances where there have been no transactions, that fact should be stated.

Any such report may contain a statement that the report shall not be construed as an admission that the Access and/or Advisory Person has any direct or indirect beneficial ownership in a security to which the report relates and no report shall be considered as an admission that any transaction reported constitutes a violation of this Code.

Any person required to make such a report may satisfy his or her obligations hereunder by sending duplicate confirmations of such trades to the Firms' Legal Department, Attention: Director of Compliance.

Reports of Holdings
Upon commencement of employment, each Access and/or Advisory Person shall file with the Legal Department a report listing all personal securities holdings.

VII.  REVIEW AND ENFORCEMENT

The Compliance and/or Legal Department will review transaction reports for potential violations of this Code. It is the policy of the firm to investigate all instances of trading during Black Out Periods on the part of Access and/or Advisory Persons and other apparent or technical violations on the part of Access Persons to determine if a substantive conflict exists resulting in an actual violation.

An individual may not participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any resulting sanction. If anyone contemplates making a transaction that may conflict with the provisions of this Code, he or she shall contact the General Counsel or, in his absence, the Director of Compliance prior to going ahead with the transaction.

The Firms may impose such sanctions, as it deems appropriate for violations of this Code, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

The Firms will treat information submitted in the quarterly reports as confidential. However, the Firms shall present the results of their review of the reports to the Board of Directors of the general partner and the boards of the Funds on an annual basis and more frequently if appropriate.

VIII. MAINTENANCE OF RECORDS

The Firms will maintain the following records, to the extent and in the manner set forth below, and will make such records available to the Securities and Exchange Commission or any representative thereof at any time and from time to time for reasonable periodic, special or other examination:

      1. A copy of the Firms' Code, as in effect any time within the past five years, shall be preserved in an easily accessible place;

      2. A record of any violation of such Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

      3. A copy of each report of a securities transaction shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

      4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to Part VI, Section 6 shall be maintained in an easily accessible place.

IX.   ANNUAL CERTIFICATION

All Members of the Firms shall certify annually in writing that they have read and understand this Code and that they have complied with all of its provisions. Access Persons shall further certify that they have complied with the reporting requirements of Part VI, Section 6, of this Code.
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                                    ADDENDUM

                          NVEST FUNDS MANAGEMENT, L.P.
                          NVEST FUNDS DISTRIBUTOR, L.P.
                                 CODE OF ETHICS

                                   MARCH 2000

The SEC has recently amended Rule 17j-1 under the Investment Company Act of 1940. This rule addresses conflicts of interest that can arise from personal trading activities of Investment Advisor Personnel. These amendments have resulted in certain changes to the current NFM Code of Ethics and will ultimately result in a new Code being established in 2000. Until the new Code is established this addendum is designed to update the current Code to satisfy the requirements of the revised Rule 17j-1.

NFM has created two classes of reporting persons that must report under the Code of Ethics. ACCESS PERSONS are those individuals whose job function within the company may expose them to material nonpublic information, ADVISORY PERSONS are typically not exposed to this type of information and are required to report under their code due to their status as an officer of the advisor. Specific reporting requirements have not changed and can be found in the attached copy of the NFM Code of Ethics.

All NFM Access/Advisory Persons must file an Annual certification of portfolio holdings, those employed or designated an Access/Advisory Person after 3/1/2000 must file an initial holdings report within 10 days of their start/designation date.

All Access/Advisory Persons must complete a Personal Securities Transaction Report for each reporting period, whether or not they had any reportable transactions. This report has been amended to gather all of the necessary information required under the amended rule, including disclosure of any securities accounts opened through a bank or broker-dealer during the reporting period. These reports are due no later than the 10th day following the end of each calendar quarter.

NFM Access/Advisory Persons must obtain written authorization from the Compliance Officer before participating in a private placement of securities. The request for approval must contain a description of the private placement, the nature of your participation, and identify any potential conflicts of interest that may exist.

Access Persons are PROHIBITED from acquiring securities in an initial public offering (IPO). Advisory Persons are permitted to take part in an IPO provided written authorization is obtained from the Compliance Officer before participation.

Please contact the Compliance Officer with any questions about this addendum, the NFM Code of Ethics or your individual reporting requirements.

                          NVEST FUNDS DISTRIBUTOR, L.P.
                          NVEST FUNDS MANAGEMENT, L.P.

        STATEMENT OF POLICIES AND PROCEDURES WITH RESPECT TO THE FLOW AND
                 USE OF MATERIAL NONPUBLIC (INSIDE) INFORMATION

INTRODUCTION

      Nvest Funds Distributor, L.P.'s and Nvest Funds Management, L.P.'s ("NFD" and "NFM," respectively, each a "Firm" and, collectively, the "Firms") reputation for integrity and high ethical standards in the conduct of their affairs is of paramount importance to all of us. To preserve this reputation, it is essential that all securities transactions be effected in conformity with applicable securities laws. In particular, it has been the Firms' long-standing policy that no member of a Firm should knowingly trade in securities on the basis of material nonpublic information. This is sometimes referred to as "insider trading."

      The Firms operate under a written Code of Ethics (the "Code"). The Code prohibits trading by the general partner of the Firms, the officers and directors of the general partner and all of the Firms' officers and employees (collectively, "members of the Firms") which is in conflict with trading by the mutual funds advised, distributed or traded by Nvest Companies, L.P. ("Nvest") and its affiliates, including the firms (the "Funds"). The Code establishes a broad range of restrictions and trading procedures for members of the Firms. This Statement of Policies and Procedures (this "Statement") constitutes a written supplement to the principles in the Code.

      In November, 1988, the Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Act") was enacted into law. The Act is designed to add to the enforcement of the securities laws, particularly in the area of insider trading, by imposing severe penalties on persons who violate the Federal securities laws by trading on material, nonpublic information. The Act also imposes on broker-dealers, such as NFD, and investment advisers, such as NFM, the explicit obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information.

      In addition, in recent years, insider trading has become a top enforcement priority of the Securities and Exchange Commission (the "SEC") and the United States Attorneys. As a result of insider trading violations, both the Firms and the member(s) of the Firms involved could be subject to disciplinary action or fines by the SEC, damage actions brought by private parties and criminal prosecution.

PURPOSE OF STATEMENT

      The purpose of this Statement is to explain: (1) the general prohibitions regarding insider trading and the meaning of the key concepts underlying the prohibition, (2) the sanctions for insider trading and expanded liability for controlling persons, (3) your obligations in the event you learn of material, nonpublic information, and (4) the Firms' educational programs regarding insider trading.

APPLICABILITY

      This Statement applies to all members of the Firms.

I.    THE BASIC INSIDER TRADING PROHIBITION

      The Act does not define insider trading. However, in general, the "insider trading" doctrine under the Federal securities laws prohibits any person from knowingly or recklessly breaching a duty owed by that person, including the following:

      (a)  trading on the basis of material, nonpublic information,

      (b)  tipping such information to others,

      (c) recommending the purchase or sale of securities on the basis of such information, or

      (d) providing substantive assistance to someone who is engaged in any of the above activities.

      Examples may include trading by a person in a position of trust or confidence with advance knowledge of announcements concerning material nonpublic information about:

      (a)  changes in previously disclosed financial information,

      (b)  introduction of significant new products,

      (c)  extraordinary borrowings,

      (d)  major litigation,

      (e)  severe liquidity problems, or

      (f) substantial revisions in earnings' estimates.

      Material nonpublic information can also include information about the trading activities or proposed trading activities of a mutual fund investment adviser, such as NFM, or other institutional investor.

      A. Who is an Insider? The concept of "insider" is broad. It includes officers, directors and employees of a company. A person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs. The duty of an insider is to keep material nonpublic information confidential until it is sufficiently disseminated to the public.

      B. What is material information? Information is material if a "reasonable" investor would be motivated to buy, sell or hold a security as a result of acquiring the information. Examples include: a prospective dividend increase or decrease, plans for a corporate merger or reorganization, or knowledge about a favorable or uncomplimentary article about a company before it is published. When in doubt, members of the Firms should assume that information is material unless advised to the contrary by the Firms' Legal Department (the "Legal Department").

      C. What is Nonpublic Information? Information is nonpublic until it is effectively communicated to the market place. For example, information that has been filed with the SEC or published by Dow Jones, The Wall Street Journal or other national or local media would be considered public. Selective disclosure to a few investors does not make information public.

II.   SANCTIONS AND LIABILITIES

      Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Firms and affiliated companies. These could involve SEC administrative sanctions, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to four times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecutions which could result in substantial fines and jail sentences. Even in the absence of legal action, violations of insider trading prohibitions or failure to comply with this Statement and the Code may result in termination of your employment and referral to the appropriate authorities.

      The Legal Department shall review member and related account trading for compliance with applicable laws and regulations. The term "related account" refers to the immediate family of members of the Firms (i.e., parents, in-laws, husband or wife, brother or sister and children) to whose support the member contributes, directly or indirectly, or an account in which the member has a beneficial interest.

III.  YOUR OBLIGATIONS

      A. No member of a Firm or related account may purchase or sell a security while knowingly in possession of material, nonpublic information relating to such security, or tip the information to others, or recommend purchase or sale of a security on the basis of that information.

      B. No member of a Firm may knowingly employ a manipulative or deceptive device with respect to a security. The SEC takes the view that such devices include "frontrunning" (e.g., trading a security or a related security instrument (such as an option) while in possession of material nonpublic information concerning an imminent block transaction in that security or a related security or instrument).

      C. All members of the Firms shall comply with all applicable requirements set forth in the Statement.

      D. All members of the Firms whose jobs give them occasional or regular exposure to confidential information about companies are considered Access Persons under the Statement. Other Officers of the Adviser and Managing Directors of NFD are not viewed as exposed to confidential information and are considered Advisory Persons. The Firms' General Counsel (the "General Counsel") or the Firms' Compliance Director (the "Compliance Director") will identify and maintain a list of Access and Advisory Persons and will notify such persons that they have been so identified. Access and Advisory Persons under the Code shall also comply with the procedures for reporting personal securities transactions as outlined in the Code, and report personal securities transactions on a quarterly basis by the 10th day of the month following end of the quarter for which the report is due. In addition, as provided in Section IV.B of this Statement, all members shall certify in writing that they have complied with this Statement on an annual basis.

      E. A member of a Firm who is an Access or Advisory Person under the Code shall not disclose to others, except in the normal performance of his/her business duties, material nonpublic information relating to the trading activities of the Funds.

      F. Whenever a member of a Firm receives what he or she believes may be material, nonpublic information about a security or becomes aware that such information has been used by another member in the purchase or sale of a security or that another member has employed a manipulative and deceptive device, he or she shall immediately notify the General Counsel or, in his absence, the Director of Compliance. "Immediately" means as soon as humanly practical. Members of a Firm are expected to bring this information immediately to the attention of the General Counsel or, in his absence, the Director of Compliance and refrain from disclosing the information to anyone else, including other persons within the Firms.

      G. No member of a Firm, except in the normal performance of his/her business duties, shall have access to the information maintained for or generated by portfolio managers or research analysts for the Funds.

      H. As part of an organization offering multiple financial services, the Firms will take whatever steps may be required to isolate effectively material, nonpublic information about securities in a manner to avoid unnecessary interruption of the free flow of information that is essential to the efficiency of financial markets. While one subsidiary or division of Nvest may be legitimately in possession of material, nonpublic information concerning a securities issuer, the organization of Nvest as a whole may be at risk because another subsidiary or division has effected a transaction in, or otherwise taken action relating to, that issuer's securities. Consequently, if a member of a Firm is legitimately in possession of material, nonpublic information about a securities issuer in the normal performance of his or her business duties, he or she shall immediately notify the General Counsel or, in his absence, the Director of Compliance who shall determine the appropriate safeguards to be established.

      I. No member of a Firm, shall become an officer, trustee or director of any company whose shares are publicly traded (except an investment company managed by or distributed by a Firm or an affiliate of the Firms) without the approval of the General Counsel. If such approval is obtained, trading by the member in the securities of that company shall be subject to prior approval by the General Counsel. The member shall not discuss material nonpublic information concerning that company with other members of the Firms at any time.

      J. All members of a Firm must consult with the General Counsel before communicating (orally or in writing) with the SEC or any other regulatory agency about insider trading or related matters.

      K. All members of a Firm must consult with the General Counsel before communicating (orally or in writing) with any representative of the newspapers or other mass media on insider trading or any related matter.

IV.   MEMBER EDUCATION

      To ensure that every member of the Firms understands the policies and procedures with respect to insider trading, the following shall occur:

      A. INITIAL REVIEW FOR NEW MEMBERS. All new members of the Firms shall be given a copy of this Statement along with the Code at the time of their employment and shall be required to read and acknowledge in writing their receipt of each.

      B. PERIODIC REVIEW. The General Counsel shall review this Statement and the Code at least annually. The Firms require that members of the Firms acknowledge receipt and certify compliance with this Statement in writing on an annual basis.

      C. CONTINUING EDUCATION PROGRAMS. The General Counsel and/or the Director of Compliance shall conduct continuing education programs or disseminate information, as necessary, to inform members of changes in this Statement or the Code and to inform members of important developments in the area of insider trading.

      D. QUESTIONS. If you have any questions whatsoever with respect to the interpretation or application of this Statement, you should contact the General Counsel (x1132) or the Director of Compliance (x1741).